Exhibit 3.5
CERTIFICATE OF AMENDMENT
TO THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF NERDWALLET, INC.
The undersigned Tim Chen hereby certifies that:
1.He is the duly elected and acting President of NerdWallet, Inc., a Delaware corporation.
2.The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was December 29, 2011.
3.Pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation amends this corporation's Certificate of Incorporation as follows:
The last paragraph of Article IV, Section A.6.3 of this corporation’s Second Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:
“For purposes of this Section 6. A Class F/G Stockholder shall be deemed to continue to have sole dispositive power and exclusive Voting Control with respect to the shares of Class F Common Stock or Class G Common Stock subject to a Transfer if such Class F/G Stockholder has the direct or indirect power to terminate, remove, or replace any person or entity having dispositive power of Voting Control over the applicable shares after such Transfer.”
4.Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval in accordance with the provisions of Section 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.
IN WITNESS WHEREOF, NerdWallet, Inc. has caused this CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its President this 25th day of March, 2021.

NERDWALLET, INC.

By:	/s/ Tim Chen
TIM CHEN
President